FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-03

THIS FREE WRITING PROSPECTUS, DATED FEBRUARY 27, 2014, MAY BE AMENDED OR
SUPPLEMENTED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-189017) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-858-5407.

Free Writing Prospectus supplementing the Free Writing Prospectus dated February 25, 2014 and
Structural and Collateral Term Sheet dated February 24, 2014

$879,111,000 (Approximate)

Citigroup Commercial Mortgage Trust 2014-GC19
as Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
as Depositor

Citigroup Global Markets Realty Corp.
Goldman Sachs Mortgage Company
MC-Five Mile Commercial Mortgage Finance LLC
Cantor Commercial Real Estate Lending, L.P.
The Bancorp Bank
Rialto Mortgage Finance, LLC
RAIT Funding, LLC
as Sponsors

Commercial Mortgage Pass-Through Certificates, Series 2014-GC19

This Free Writing Prospectus, dated February 27, 2014 (this “Supplement”), supplements and modifies (i) the free writing prospectus, dated February 25, 2014 (the “Free Writing Prospectus”), and (ii) the structural and collateral term sheet, dated February 24, 2014 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Offering Documents”).  The Free Writing Prospectus supplements the Prospectus dated February 24, 2014.

Citigroup	Goldman, Sachs & Co.
Co-Lead Managers and Joint Bookrunners
Drexel Hamilton	RBS
Co-Managers

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

****************

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE OFFERED CERTIFICATES REFERRED TO IN THESE MATERIALS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.  YOU UNDERSTAND THAT, WHEN YOU ARE CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF OFFERED CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF OFFERED CERTIFICATES TO BE MADE TO INVESTORS.  ANY “INDICATIONS OF INTEREST” EXPRESSED BY YOU, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR YOU, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, YOU MAY COMMIT TO PURCHASE OFFERED CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE OFFERED CERTIFICATES MAY NOT BE ISSUED WITH THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  THE UNDERWRITERS’ OBLIGATIONS TO SELL OFFERED CERTIFICATES TO YOU IS CONDITIONED ON THE OFFERED CERTIFICATES THAT ARE ACTUALLY ISSUED AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, YOU WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ANY PORTION OF THE OFFERED CERTIFICATES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

YOU HAVE REQUESTED THAT THE UNDERWRITERS PROVIDE TO YOU INFORMATION IN CONNECTION WITH YOUR CONSIDERATION OF THE PURCHASE OF CERTAIN OFFERED CERTIFICATES DESCRIBED IN THE FREE WRITING PROSPECTUS.  THIS SUPPLEMENT IS BEING PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY IN RESPONSE TO YOUR SPECIFIC REQUEST.  THE UNDERWRITERS DESCRIBED IN THE FREE WRITING PROSPECTUS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THE FREE WRITING PROSPECTUS.  THE UNDERWRITERS AND/OR THEIR EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THE FREE WRITING PROSPECTUS.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT SUPERSEDES ANY PREVIOUS INFORMATION DELIVERED TO YOU AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO YOU PRIOR TO THE TIME OF SALE.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Offering Documents are hereby updated as set forth below.  The information in this Supplement supersedes any contradictory information in the Offering Documents.  Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Offering Documents remain unmodified.

A Certificateholder that is a Competitor Restricted Party will not be entitled to exercise any voting, control or consultation rights or rights as a Controlling Class Certificateholder and will not be considered a Privileged Person.  A “Competitor Restricted Party” means any of HCP, Inc., Senior Housing Properties Trust, Ventas, Inc. and Health Care REIT, Inc., and any person controlled, controlling or under common control with any of the foregoing entities, other than a debt fund that is under common control with such entities due to common control by a private equity fund or private equity fund manager.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to the Free Writing Prospectus as Mid-City Plaza, representing approximately 1.8% of the Initial Pool Balance, note the following:

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the “Most Recent EGI (if past 2012)”, “Most Recent NOI (if past 2012)” and “Most Recent NOI Date (if past 2012)” set forth on Annex A to the Free Writing Prospectus were $3,293,312, $2,300,578 and 11/30/2013, respectively.  The correct “Most Recent EGI (if past 2012)”, “Most Recent NOI (if past 2012)” and “Most Recent NOI Date (if past 2012)” are $3,051,319, $2,058,585 and 10/31/2013, respectively; and

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the Base Rent, Total Rent, Total Reimbursables, Other Income, Effective Gross Income, Net Operating Income and Net Cash Flow for TTM (11/30/2013) set forth under the chart entitled “Cash Flow Analysis” on page 128 of the Term Sheet and on page B-126 of Annex B to the Free Writing Prospectus were $2,628,743, $2,628,743, $706,897, $5,990, $3,293,312, $2,300,578 and $2,300,578, respectively.  The correct Base Rent, Total Rent, Total Reimbursables, Other Income, Effective Gross Income, Net Operating Income and Net Cash Flow for TTM (10/31/2013) are $2,424,098, $2,424,098, $669,699, $5,840, $3,051,319, $2,058,585 and $2,058,585, respectively.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.